FUTURES SALES AND PURCHASE AGREEMENT

BETWEEN

_________________

(“_______”)

AND

CleanSpark, Inc.

(“Purchaser”)

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1	Definitions and Interpretations	3
2	Sales of Product(s)	5
3	Prices and Terms of Payment	6
4	Shipping of Product(s)	8
5	Warranty	9
6	Representations and Warranties	10
7	Indemnification and Limitation of Liability	12
8	Distribution	13
9	Intellectual Property Rights	14
10	Confidentiality and Communications	14
11	Term and Termination of this Agreement	15
12	Contact Information	15
13	Compliance with Laws and Regulations	16
14	Force Majeure	16
15	Entire Agreement and Amendment	17
16	Assignment	17
17	Severability	17
18	Personal Data	17
19	Governing Law and Dispute Resolution	18
20	Waiver	18
21	Counterparts and Electronic Signatures	18
22	Further Assurance	18
23	Third Party Rights	19
24	Liquidated Damages Not Penalty	19

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This futures sale and purchase agreement (this “Agreement”) is made on ________, by and between _____________, a ______________ (“________”), with its registered office at ________________________________, and Cleanspark Inc., a Nevada corporation (the “Purchaser”), with its principal place of business at 1885 S. 1800 W., Suite 3, Woods Cross, UT 84087.

___________ and the Purchaser shall hereinafter collectively be referred to as the “Parties”, and individually as a “Party”.

Whereas:

1.	Purchaser fully understands the market risks, the price-setting principles and the market fluctuations relating to the Products sold under this Agreement.
2.	___________ purchases the Products from Bitmain, a supplier of cryptocurrency mining hardware and other equipment, either directly or through a reseller, as the case may be.
3.	The Purchaser is willing to purchase and ___________ is willing to supply cryptocurrency mining hardware and other equipment in accordance with the terms and conditions of this Agreement.

The Parties hereto agree as follows:

1.	Definitions and Interpretations

The following terms, as used herein, have the following meanings:

“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with such Person; “Person” means any individual, corporation, partnership, limited partnership, proprietorship, association, limited liability company, firm, trust, estate or other enterprise or entity (whether or not having separate legal personality); and “Control” means the power or authority, whether exercised or not, to direct the business, management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, provided that such power or authority shall conclusively be presumed to exist upon possession of beneficial ownership or power to direct the vote of more than fifty percent (50%) of the votes entitled to be cast at a meeting of the members or shareholders of such Person or power to control the composition of a majority of the board of directors of such Person. The terms “Controlled” and “Controlling” have meanings correlative to the foregoing.

“Applicable Law” means any treaty, law, decree, order, regulation, decision, statute, ordinance, rule, directive, code or other document that has legal force under any system of law, including, without limitation, local law, law of any other state or part thereof or international law, and which creates or purports to create any requirement or rule that may

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affect, restrict, prohibit or expressly allow the terms of this Agreement or any activity contemplated or carried out under this Agreement.

“Bank Account” means the bank account information that ___________ specifies in its invoices.

“Bitmain” means Bitmain Technologies Limited (Company number: 2024301), with its registered office at Unit A1 of Unit A, 11th Floor, Success Commercial Building, 245-251 Hennessy Road, Hong Kong.

“Force Majeure” means in respect of either Party, any event or occurrence beyond the reasonable control of that Party, which delays, prevents or hinders that Party from performing any obligation imposed upon that Party under this Agreement, and which is unavoidable notwithstanding the reasonable care of the Party affected, including to the extent such event or occurrence shall delay, prevent or hinder such Party from performing such obligation, war (declared or undeclared), terrorist activities, acts of sabotage, blockade, fire, lightning, acts of god, national strikes, riots, insurrections, civil commotions, quarantine restrictions, epidemics, earthquakes, landslides, avalanches, floods, hurricanes, explosions and regulatory and administrative or similar action or delays to take actions of any governmental authority.

“Insolvency Event” in the context of the Purchaser means any of the following events:

i)	a receiver, receiver and manager, judicial manager, official manager, trustee, administrator or similar official is appointed, or steps are taken for such appointment, over all or any part of the assets, equipment or undertaking of the Purchaser;
ii)	if the Purchaser stops or suspends payments to its creditors generally, is unable to or admits its inability to pay its debts as they fall due, seeks to enter into any composition or other arrangement with its creditors, is declared or becomes bankrupt or insolvent or enters into liquidation;
iii)	a petition is presented, a proceeding is commenced, an order is made or an effective resolution is passed or any other steps are taken by any person for the liquidation, winding up, insolvency, judicial management, administration, reorganisation, reconstruction, dissolution or bankruptcy of the Purchaser, otherwise than for the purpose of a bona fide scheme of solvent amalgamation or reconstruction; or
iv)	if any event, process or circumstance analogous or having a substantially similar effect to any of the above, in any applicable jurisdiction, commences or exists.

“Intellectual Property Rights” means any and all intellectual property rights, including but not limited to those concerning inventions, patents, utility models, registered designs and models, engineering or production materials, drawings, trademarks, service marks, domain names, applications for any of the foregoing (and the rights to apply for any of the foregoing), proprietary or business sensitive information and/or technical know-how, copyright, authorship, whether registered or not, and any neighbor rights.

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“Product(s)” means the merchandise that ___________ will provide to the Purchaser in accordance with this Agreement.

“Total Purchase Price” means the aggregate amount payable by the Purchaser as set out in Appendix A of this Agreement.

“Warranty Period” means the period of time that the Product(s) are covered by the warranty guaranteed by Bitmain in accordance with its relevant service policy.

“Warranty Start Date” means the date on which the Warranty Period begins with respect to the Product(s).

Interpretations:

i)	Words importing the singular include the plural and vice versa where the context so requires.
ii)	The headings in this Agreement are for convenience only and shall not be taken into consideration in the interpretation or construction of this Agreement.
iii)	References to Clauses and Appendix(es) are references to Clauses and Appendix(es) of this Agreement.
iv)	Unless specifically stated otherwise, all references to days shall mean calendar days.
v)	Any reference to a code, law, statute, statutory provision, statutory instrument, order, regulation or other instrument of similar effect shall include any re-enactment or amendment thereof for the time being in force.

vi)	The word “including” shall be deemed to be followed by the words “without limitation”.

2.	Sales of Product(s)

___________ will provide the Product(s) set forth in Appendix A (attached hereto as part of this Agreement) to the Purchaser in accordance with provisions of Clause 2, Clause 3, Clause 4 and Appendix A of this Agreement, and the Purchaser shall make payment in accordance with the terms specified in this Agreement.

2.1.	Both Parties agree that the Product(s) shall be sold in accordance with the following steps:
(i)	The Purchaser shall make payments to ___________ in accordance with Appendix B of this Agreement.
(ii)	Upon receipt of each payment from the Purchaser, ___________ will provide a payment receipt to the Purchaser.
(iii)	___________ will send a shipping confirmation to the Purchaser after it has delivered the Product(s) to the carrier.

2.2.	If Bitmain or its reseller postpones, modifies or cancels the shipping schedule of any batch of Products, ___________ may similarly postpone, modify or cancel the shipping schedule of any such batch of Products to the Purchaser without the Purchaser’s prior consent. For the avoidance of doubt, to the extent Bitmain or its reseller cancels any batch of Product(s) or portion thereof, ___________ shall refund in full any payments with respect to such batch or portion, free of any interest. Both parties acknowledge and agree that in case of product unavailability, Bitmain shall have the right to cancel the order and ___________ may similarly cancel the order without any penalty or liability.

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2.3.	For the avoidance of doubt, the Purchaser is entitled to resell the Products to the Purchaser’s customers, including as packaged or bundled with other products.

2.4	The Purchaser acknowledges and confirms that the Order is irrevocable and cannot be cancelled by the Purchaser, and that the Product(s) ordered are neither returnable nor refundable. All sums paid by the Purchaser to ___________ shall not be subject to any abatement, set-off, claim, counterclaim, adjustment, reduction, or defense for any reason. Down payment and payment of Total Purchase Price are not refundable, save as otherwise mutually agreed by the Parties.

3.	Prices and Terms of Payment
3.1	The Total Purchase Price (inclusive of any tax payable) shall be paid in accordance with the payment schedule set forth in Appendix B of this Agreement.

3.2	The payment date shall be the date as evidenced in the remittance copy of such payment. Interest shall not be charged when the respective amounts have been received by ___________ in full according to the agreed payment schedule. Different clients may have different payment schedules. No interest shall be charged on the remaining amount.

3.3	In the event that the Purchaser fails to fully settle the respective percentage of the Total Purchase Price with respect to any batch of Products before the applicable prescribed deadline in accordance with Appendix B of this Agreement and fails to make a written request to ___________ no less than 5 business days prior to such prescribed deadline and obtain ___________’s written consent, ___________ shall be entitled to terminate this Agreement with respect to such batch of Products, or resell such batch of Products to other customers, and in each case, in addition to the Purchaser’s indemnity obligations under Clause 7, the Purchaser shall be liable for (i) interest at a rate of 1% per annum with respect to the purchase price of such batch of Product(s), accruing for the period from the next day of the applicable prescribed deadline as specified in Appendix B for that batch of Product(s) to the earlier of (x) the date of actual and full payment for that batch of Product(s) or (y) ___________ terminates this Agreement with respect to such batch of Products or resells such batch of Products to other customers, and (ii) a reasonable liquidated damage (not a penalty) of 20% of the purchase price of such batch of Products (“___________ Liquidated Damages”). If there are any remaining balance after deducting the liquidated damage, such remaining balance shall be refunded to the Purchaser, free of any interest. If the Purchaser fails to pay the down payment on a timely basis and Bitmain has arranged production or procurement, ___________ shall be entitled to request the Purchaser to be responsible for the loss related to such production or procurement. Notwithstanding the foregoing, ___________ shall use best efforts to mitigate its damages (which, for avoidance of doubt, may result in ___________ not being entitled to all or any portion of the ___________ Liquidated Damages or any indemnity or other payment from the Purchaser, as a result of ___________ having limited or no losses). For the avoidance of doubt, termination or modification of this Agreement with respect to any particular batch of Product(s) shall not, in any way, vary, limit or extend the Parties’ rights and obligations in respect of other batches under this Agreement.

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3.4	If ___________ breaches the terms of this Agreement solely and directly as a result of events or occurrences beyond the reasonable control of ___________ (including breach by ___________’s supplier of its agreement with ___________), then the Purchaser shall not be entitled to any Purchaser Liquidated Damages or other indemnity or other payments from ___________, provided that the Purchaser shall be entitled to a refund of its advance payments.

3.5	The Parties understand and agree that the applicable prices of the Product(s) are inclusive of applicable bank transaction, import/export duties, taxes and fees and insurance, but are exclusive of any and all logistics costs, applicable taxes and governmental charges. The Purchaser shall pay or reimburse ___________ for all taxes levied on or assessed against the amounts payable hereunder upon receipt of documentation thereof. If any payment is subject to tax withholding, the Purchaser shall pay such additional amounts as necessary, to ensure that ___________ receives the full amount it would have received had payment not been subject to such tax withholding.

4.	Shipping of Product(s)
4.1.	___________ shall deliver the Products in accordance with the shipping schedule set forth in Appendix A to the place of delivery designated by the Purchaser. For the avoidance of doubt, the Products shall be fully insured such that it could adequately cover any losses of Product(s), personal injury, property damage, other damage or liability caused by the Product(s) or the transportation of the Product(s) either to the Purchaser or any third party, or theft of the Product(s) during transportation to the Purchaser. If the Purchaser seeks to make claims against the applicable insurer with respect to the delivery of the Products, ___________ shall make such claims against such insurer and reasonably cooperate with the Purchaser in connection therewith, including at the Purchaser’s request granting the Purchaser a right of subrogation against such insurer.

4.2.	Subject to the limitations stated in Appendix A, the terms of delivery of the Product(s) shall be DDP USA (Delivery Duty Paid to the USA according to Incoterms 2010) to the place of delivery designated by the Purchaser. Once the Product(s) have been delivered to such place of delivery designated by the Purchaser, ___________ shall have fulfilled its obligation to supply the Product(s) to the Purchaser, and the title and risk of loss or damage to the Product(s) shall pass to the Purchaser.

4.3.	There are 12 batches of Products under this Agreement and each batch shall constitute independent legal obligations of and shall be performed separately by the Parties. The delay of a particular batch shall not constitute waiver of the payment obligation of the Purchaser in respect of other batches. The delay of payment with respect to a particular batch shall not constitute waiver of the delivery obligation of ___________ in respect of other batches. Neither Party shall be entitled to terminate this Agreement solely on the ground of delay of delivery of or payment with respect to a single batch of Products.

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4.4.	Logistics costs shall be borne by the Purchaser, which must be paid to ___________ before ___________ arranges for shipping of the Products.

5.	Warranty
5.1.	The Warranty Period shall start on the Warranty Start Date and end on the 365th day after the Warranty Start Date. During the Warranty Period, the Purchaser’s sole and exclusive remedy with respect to the defective Product(s) will be to have Bitmain repair or replace (subject to Bitmain’s option) the defective part/component of the Product(s) or the defective Product(s) at no charge to the Purchaser.

5.2.	The Parties acknowledge and agree that the warranty provided by Bitmain as stated in the preceding paragraph does not apply to the following:
(i)	normal wear and tear;
(ii)	damage resulting from accident, abuse, misuse, neglect, improper handling or improper installation;
(iii)	damage or loss of the Product(s) caused by undue physical or electrical stress, including but not limited to moisture, corrosive environments, high voltage surges, extreme temperatures, shipping, or abnormal working conditions;
(iv)	damage or loss of the Product(s) caused by acts of nature including, but not limited to, floods, storms, fires, and earthquakes;
(v)	damage caused by operator error, or non-compliance with instructions as set out in accompanying documentation;
(vi)	alterations by persons other than Bitmain or ___________, associated partners or authorized service facilities;
(vii)	Product(s), on which the original software has been replaced or modified by persons other than Bitmain or ___________, associated partners or authorized service facilities;
(viii)	counterfeit products;
(ix)	damage or loss of data due to interoperability with current and/or future versions of operating system, software and/or hardware;
(x)	damage or loss of data caused by improper usage and behavior which is not recommended and/or permitted in the product documentation;
(xi)	failure of the Product(s) caused by usage of products not supplied by Bitmain or ___________; and
(xii)	hash boards or chips are burnt.

In case the warranty is voided, the Purchaser may request Bitmain to provide it repair services, and the Purchaser shall bear all related expenses and costs.

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5.3.	Notwithstanding anything to the contrary herein, the Purchaser acknowledges and agrees that the Product(s) provided by ___________ do not guarantee any cryptocurrency mining time and, ___________ shall not be liable for any cryptocurrency mining time loss or cryptocurrency mining revenue loss that are caused by downtime of any part/component of the Product(s). ___________ does not warrant that the Product(s) will meet the Purchaser’s requirements or the Product(s) will be uninterrupted or error free. Except as provided in Clause 6 of this Agreement, ___________makes no warranties to the Purchaser with respect to the Product(s), and no warranties of any kind, whether written, oral, express, implied or statutory, including warranties of merchantability, fitness for a particular purpose or non-infringement or arising from course of dealing or usage in trade shall apply.

5.4.	In the event of any ambiguity or discrepancy between this Clause 5 of this Agreement and Bitmain’s After-sales Service Policy from time to time, it is intended that the After-sales Service Policy shall prevail and the Parties shall comply with and give effect to the After-sales Service Policy.

6.	Representations and Warranties

6A. ___________makes the following representations and warranties to the Purchaser:

6.1.	This Agreement is the legal, valid, binding obligations of ___________, enforceable against it in accordance with its terms;
6.2.	It has the power to enter into, perform and deliver, and has taken all necessary action to authorize its entry into, performance and delivery of, this Agreement and the transactions contemplated by this Agreement;

6.3.	All corporate action on its part and on the part of each of its officers and directors necessary for the authorization, execution and delivery of this Agreement and the performance of its obligations hereunder has been taken;

6.4.	All authorizations required or desirable:
(i)	to enable it lawfully to enter into, exercise its rights under and comply with its obligations under this Agreement;
(ii)	to ensure that those obligations are legal, valid, binding and enforceable; and
(iii)	to make this Agreement admissible in evidence in its jurisdiction of incorporation,

have been or will have been by the time, obtained or effected and are, or will be by the appropriate time, in full force and effect.

6.5.	It is not aware of any circumstances which will likely lead to:
(i)	any authorization obtained or effected not remaining in full force and effect;
(ii)	any authorization not being obtained, renewed or effected when required or desirable; or

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(iii)	any authorization being subject to a condition or requirement which it does not reasonably expect to satisfy or the compliance with which has or would have a material adverse effect.

6.6.	Neither the execution and delivery of this Agreement nor the performance of the obligations contemplated hereby will:
(i)	conflict with or result in any violation of or constitute a breach of any of the terms or provisions of or result in the acceleration of any obligation under, or constitute a default under any provision of any material contract or any other obligation to which ___________ is a party or under which ___________ is subject or bound,
(ii)	violate any judgment, order, injunction, decree or award of any governmental authority, against, or affecting or binding upon, ___________ or upon the assets, property or business of ___________, or
(iii)	constitute a violation by ___________ of any Applicable Law of any jurisdiction as such law relates to ___________ or to the property or business of ___________.

6.7.	(a) It is not the target of economic sanctions administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the United Nations Security Council, the European Union, Her Majesty’s Treasury or Singapore (“Sanctions”), including by being listed on the Specially Designated Nationals and Blocked Persons (SDN) List maintained by OFAC or any other Sanctions list maintained by one of the foregoing governmental authorities, directly or indirectly owned or controlled by one or more SDNs or other Persons included on any other Sanctions list, or located, organized or resident in a country or territory that is the target of Sanctions, and (b) the sale of the Product(s) will not violate any Sanctions or import and export control related laws and regulations.

6B. The Purchaser makes the following representations and warranties to ___________:

6.8.	This Agreement is the legal, valid, binding obligations of the Purchaser, enforceable against it in accordance with its terms;
6.9.	It has the power to enter into, perform and deliver, and has taken all necessary action to authorize its entry into, performance and delivery of, this Agreement and the transactions contemplated by this Agreement.
6.10.	The entry into and performance by it of, and the transactions contemplated by, this Agreement do not and will not conflict with:
(i)	any Applicable Law;
(ii)	its constitutional documents; or
(iii)	any agreement or instrument binding upon it or any of its assets.

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6.11.	All authorizations required or desirable:
(iv)	to enable it lawfully to enter into, exercise its rights under and comply with its obligations under this Agreement;
(v)	to ensure that those obligations are legal, valid, binding and enforceable; and
(vi)	to make this Agreement admissible in evidence in its jurisdiction of incorporation,

have been or will have been by the time, obtained or effected and are, or will be by the appropriate time, in full force and effect.

6.12.	At the date of this Agreement, it is not aware of any circumstances which will lead to:
(i)	any authorization obtained or effected not remaining in full force and effect;
(ii)	any authorization not being obtained, renewed or effected when required or desirable; or
(iii)	any authorization being subject to a condition or requirement which it does not expect to satisfy or the compliance with which has or would have a material adverse effect.

6.13.	It is not the target of economic sanctions administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the United Nations Security Council, the European Union, Her Majesty’s Treasury or Singapore (“Sanctions”), including by being listed on the Specially Designated Nationals and Blocked Persons (SDN) List maintained by OFAC or any other Sanctions list maintained by one of the foregoing governmental authorities, directly or indirectly owned or controlled by one or more SDNs or other Persons included on any other Sanctions list, or located, organized or resident in a country or territory that is the target of Sanctions, and (b) the purchase of the Product(s) will not violate any Sanctions or import and export control related laws and regulations.

7.	Indemnification and Limitation of Liability
7.1.	Each Party shall, during the term of this Agreement and at any time thereafter, indemnify and save the other Party and/or its Affiliates harmless from and against any and all damages, suits, claims, judgments, liabilities, losses, fees, costs or expenses of any kind, including reasonable legal fees, whatsoever arising out of or incidental to (a) the Products pursuant to this Agreement, (b) a breach of this Agreement or (c) such first Party’s willful misconduct or gross negligence.

7.2.	Notwithstanding anything to the contrary herein, each Party and its Affiliates shall under no circumstances, be liable to the other Party and its Affiliates for any consequential loss, or loss of goodwill, business, anticipated profits, revenue, contract, or business opportunity arising out of or in connection with this Agreement, and each Party hereby waives any claim it may at any time have against the other Party and its Affiliates in respect of any such damages. The foregoing limitation of liability shall apply whether in an action at law, including but not limited to contract, strict liability, negligence, willful misconduct or other tortious action, or an action in equity.

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7.3.	(a) ___________ and its Affiliates’ cumulative aggregate liability pursuant to this Agreement, whether arising from tort, breach of contract or any other cause of action, shall be limited to and not exceed the amount of one hundred percent (100%) of the payment actually made by the Purchaser to ___________ under this Agreement (the “Indemnity Cap”); and (b) the Purchaser and its Affiliates’ cumulative aggregate liability pursuant to this Agreement, whether arising from tort, breach of contract or any other cause of action, shall be limited to and not exceed the amount of one hundred percent (100%) of the Indemnity Cap.

7.4.	The Product(s) are not designed, manufactured or intended for use in hazardous or critical environments or in activities requiring emergency or fail-safe operation, such as the operation of nuclear facilities, aircraft navigation or communication systems or in any other applications or activities in which failure of the Product(s) may pose the risk of environmental harm or physical injury or death to humans. ___________ specifically disclaims any express or implied warranty of fitness for any of the above described application and any such use shall be at the Purchaser’s sole risk.

7.5.	The above limitations and exclusions shall apply (1) notwithstanding failure of essential purpose of any exclusive or limited remedy; and (2) whether or not the indemnifying Party has been advised of the possibility of such damages. This Clause allocates the risks under this Agreement and the pricing herein reflects this allocation of risk and the above limitations.

8.	Distribution
8.1.	This Agreement does not constitute a distributor agreement between ___________ and the Purchaser.

9.	Intellectual Property Rights
9.1.	The Parties agree that the Intellectual Property Rights in any way contained in the Product(s), made, conceived or developed by Bitmain and/or its Affiliates for the Product(s) under this Agreement and/or, achieved, derived from, related to, connected with the provision of the Product(s) by Bitmain and/or acquired by Bitmain from any other person in performance of this Agreement shall be the exclusive property of Bitmain and/or its Affiliates.

9.2.	Notwithstanding anything to the contrary herein, all Intellectual Property Rights in the Product(s) shall remain the exclusive property of Bitmain and/or its licensors. Except for licenses explicitly identified in Bitmain’s shipping confirmation or in this Clause 9.2, no rights or licenses are expressly granted, or implied, whether by estoppel or otherwise, in respect of any Intellectual Property Rights of Bitmain and/or its Affiliates or any Intellectual Property residing in the Product(s) provided to the Purchaser, including in any documentation or any data furnished by Bitmain. ___________ grants a non-exclusive, royalty-free and irrevocable sublicense of Bitmain and/or its Affiliates’ Intellectual Property Rights to solely use the Product(s) for their ordinary function, and subject to the Clauses set forth herein. The Purchaser shall in no event knowingly violate the Intellectual Property Rights of Bitmain and/or its licensors.

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10.	Confidentiality and Communications
10.1.	All information concerning this Agreement and matters pertaining to or derived from the provision of Product(s) pursuant to this Agreement between the Parties, whether in oral or written form, or in the form of drawings, computer programs or other, as well as all data derived therefrom (“Confidential Information”), shall be deemed to be confidential and, as such, may not be divulged to any unauthorized person. The Purchaser undertakes and agrees to take all reasonable and practicable steps to ensure and protect the confidentiality of the Confidential Information which cannot be passed, sold, traded, published or disclosed to any unauthorized person. For the avoidance of doubt, nothing shall restrict the Purchaser from disclosing any information relating to the Product(s) if required by Applicable Law, regulation, stock exchange requirement, judicial or government order, discovery request or similar process.

11.	Term of this Agreement
11.1.	This Agreement will be effective upon signing of this contract by both Parties, provided that if there is more than one shipping confirmation, this Agreement will be effective to the Products contained in each shipping confirmation upon ___________’s issuance of the respective shipping confirmation to the Purchaser.
11.2.	This Agreement shall remain effective up to and until one (1) month after the delivery and acceptance of the last batch of Products; provided that to the extent any claim (insurance, indemnity or otherwise) is made with respect to any Product(s), this Agreement shall survive with respect to such Product(s) until final resolution of such claim.

11.3.	This Agreement may be terminated by either Party (the “Non-Breaching Party”) by delivery of written notice to the other Party, if the other Party has breached its obligations under this Agreement and failed to remedy such breach within thirty (30) days following receipt of written notice thereof from the Non-Breaching Party. Upon termination of this Agreement, Clause 3.3 shall apply (in the case that ___________ is the Non-Breaching Party) or Clause 3.4 shall apply (in the case that the Purchaser is the Non-Breaching Party) mutatis mutandis.

12.	Contact Information

All communications in relation to this Agreement shall be made to the following contact(s):

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___________ ’s business contact:

Name: ________________

Phone: ________________

Email: _______________

Purchaser’s business contact:

Name: Zach Bradford, CEO

Phone: ________________

Email: _________________

13.	Compliance with Laws and Regulations
13.1.	The Purchaser acknowledges and agrees that the Product(s) in this Agreement are subject to export control laws and regulations, including but not limited to the Export Administration Regulations (“EAR”) of the United States. Without limiting the foregoing, the Purchaser shall not knowingly export, re-export, or transfer, directly or indirectly, any Product(s) subject to this Agreement without receiving the proper licenses or license exceptions from all applicable governmental authorities, including but not limited to the U.S. Department of Commerce Bureau of Industry and Security. With respect to any export transactions under this Agreement, the Purchaser and ___________ will reasonably cooperate to promote compliance with all applicable export laws and regulations. ___________ agrees to provide the Purchaser with accurate and complete information regarding the Products that is reasonably necessary for Purchaser to comply with applicable export laws, including all applicable Export Control Classification Numbers (ECCNs), information regarding eligibility of the Products for license exceptions, and any other information reasonably requested by Purchaser from time to time for the purposes of export. ___________ further agrees to promptly inform Purchaser of any changes to such information, including as a result of changes to the applicable export laws or regulations.
13.2.	The Purchaser undertakes that it will not take any action under this Agreement or use the Product(s) in a way that will be a breach of any applicable anti-money laundering laws, anti-corruption laws, and/or counter-terrorist financing laws.

14.	Force Majeure

To the extent that a Party is fully or partially delayed, prevented or hindered by an event of Force Majeure from performing any obligation under this Agreement (other than an obligation to make payment), subject to the exercise of reasonable diligence by the affected Party, the failure to perform shall be excused by the occurrence of such event of Force Majeure. A Party claiming that its performance is excused by an event of Force Majeure shall, promptly after the occurrence of such event of Force Majeure, notify the other Party of the nature, date of inception and expected duration of such event of Force Majeure and the extent to which the Party expects that the event will delay, prevent or hinder the Party from performing its obligations under this Agreement. The notifying Party shall thereafter use its best effort to eliminate such event of Force Majeure and mitigate its effects.

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14.1.	The affected Party shall use reasonable diligence to remove the event of Force Majeure, and shall keep the other Party informed of all significant developments.
14.2.	Except in the case of an event of Force Majeure or as otherwise provided in this Agreement, neither party may terminate this Agreement prior to its expiry date.

15.	Entire Agreement and Amendment

This Agreement constitutes the entire agreement of the Parties hereto and can only be amended with the written consent of both Parties or otherwise as mutually agreed by both Parties.

16.	Assignment

Neither this Agreement nor any right or obligation hereunder may be assigned or otherwise transferred (whether voluntarily, by operation of law or otherwise), without the prior express written consent of the other Party. This Agreement shall be binding upon and enure to the benefit of each Party to this Agreement and its successors in title and permitted assigns.

17.	Severability

To the extent possible, if any provision of this Agreement is held to be illegal, invalid or unenforceable in whole or in part by a court, the provision shall apply with whatever deletion or modification is necessary so that such provision is legal, valid and enforceable and gives effect to the commercial intention of the Parties. The remaining provisions of this Agreement shall not be affected and shall remain in full force and effect.

18.	Personal Data
18.1.	Depending on the nature of the Purchaser’s interaction with ___________, some examples of personal data which ___________ may collect from the Purchaser include the Purchaser’s name and identification information, contact information such as the Purchaser’s address, email address and telephone number, nationality, gender, date of birth, and financial information such as bank account information.
18.2.	___________ generally does not collect the Purchaser’s personal data unless (a) it is provided to ___________ voluntarily by the Purchaser directly or via a third party who has been duly authorized by the Purchaser to disclose the Purchaser’s personal data to ___________ (the Purchaser’s “authorized representative”) after (i) the Purchaser (or the Purchaser’s authorized representative) has been notified of the purposes for which the data is collected, and (ii) the Purchaser (or the Purchaser’s authorized representative) has provided written consent to the collection and usage of the Purchaser’s personal data for those purposes, or (b) collection and use of personal data without consent is permitted or required by related laws. ___________ shall seek the Purchaser’s consent before collecting any additional personal data and before using the Purchaser’s personal data for a purpose which has not been notified to the Purchaser (except where permitted or authorized by law).

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19.	Governing Law and Dispute Resolution
19.1.	This Agreement shall be solely governed by and construed in accordance with the laws of the Commonwealth of Massachusetts without regard to its conflicts of laws principles.
19.2.	Any dispute, controversy or claim arising out of or relating to this Agreement, or the breach, termination, enforcement, interpretation or validity thereof, including the determination of the scope or applicability of this agreement to arbitrate, shall be determined by arbitration to be administered by JAMS pursuant to its Comprehensive Arbitration Rules (the “Comprehensive Rules”), and in accordance with the Expedited Procedures in those Rules, except to the extent modified by the provisions of this Section 19.2; provided, however, that any party may seek provisional or ancillary remedies, such as preliminary injunctive relief, from a court having jurisdiction, before, during or after the pendency of any arbitration proceeding. The arbitration shall be before a three-arbitrator panel unless the parties agree to a single arbitrator. Within 15 days after the commencement of arbitration, each party shall select one person to act as arbitrator, and the two so selected shall select a third arbitrator within 30 days of the commencement of the arbitration. If a party does not select an arbitrator within the allotted time, or if the arbitrators selected by the parties are unable or fail to agree upon the third arbitrator within the allotted time, the arbitrator shall be designated by JAMS. All arbitrators shall serve as neutral, independent and impartial arbitrators. All such arbitrations shall be held in the Commonwealth of Massachusetts or such other location as the parties may mutually agree, and the arbitrator(s) shall apply the law of the Commonwealth of Massachusetts to the dispute exclusive of conflict or choice of law rules.

20.	Waiver

Failure by either Party to enforce at any time any provision of this Agreement, or to exercise any election of options provided herein shall not constitute a waiver of such provision or option, nor affect the validity of this Agreement or any part hereof, or the right of the waiving Party to thereafter enforce each and every such provision or option.

21.	Counterparts and Electronic Signatures

This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement, and all of which, when taken together, will be deemed to constitute one and the same agreement. The facsimile, email or other electronically delivered signatures of the Parties shall be deemed to constitute original signatures, and facsimile or electronic copies hereof shall be deemed to constitute duplicate originals.

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22.	Further Assurance

Each Party undertakes to the other Party to execute or procure to be executed all such documents and to do or procure to be done all such other acts and things as may be reasonable and necessary to give all Parties the full benefit of this Agreement.

23.	Third Party Rights

A person who is not a Party to this Agreement has no right under the Contracts (Rights of Third Parties) Ordinance (Chapter 623 of the Laws of Hong Kong) to enforce or to enjoy the benefit of any term of this Agreement.

24.	Liquidated Damages Not Penalty

It is expressly agreed that any liquidated damages payable under this Agreement do not constitute a penalty and that the Parties, having negotiated in good faith for such specific liquidated damages and having agreed that the amount of such liquidated damages is reasonable in light of the anticipated harm caused by the breach related thereto and the difficulties of proof of loss and inconvenience or nonfeasibility of obtaining any adequate remedy, are estopped from contesting the validity or enforceability of such liquidated damages.

(The rest part of the page is intentionally left in blank)

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Each Party represents and warrants that its signatory whose signature appears below has been and is on the date of this Agreement duly authorized by all necessary corporate or other appropriate action to execute this Agreement.

Signed for and on behalf of ___________

_________________________________

Signature _____________
Name _______________
Title _________________

Signed for and on behalf of the Purchaser

CleanSpark, Inc.

Signature _____________
Name _______________
Title _________________

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APPENDIX A

1.	Products:

1.1.	The information (including but not limited to the quantity, rated hashrate, unit price (“Unit Price”), total price for one item (“Total Price (One Item)”), total price for all the items (“Total Purchase Price”) of Products to be purchased by the Purchaser from ___________ is as follows (“Products”):

1.1.1	Product Type

Type	Details
Product Name
Rated hashrate / unit
Rated power / unit
J/T@25℃ environment temperature
Description
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1.1.2	Price, quantity and delivery:

Batch	Product Name	Shipping Schedule	Reference Quantity	Total Rated Hashrate (T)
1
2
3
4
5
6
7
8
20

9
10
11
12

1.1.3	Total price of the Products listed above: US$___________ Total Purchase Price: US $___________

1.1.4	___________ shall arrange for shipping of the Product(s) to the place of delivery designated by the Purchaser within seven (7) business days of receipt of Product(s) from its supplier.

1.2.	Both Parties confirm and agree that, if and to the extent that ___________’s supplier does not provide Product(s) with sufficient hashrate to ___________, ___________ may adjust the total quantity based on the total hashrate provided that the total hashrate of the Product(s) actually delivered to the Purchaser shall not be less than the total rated hashrate agreed in Article 1.1 of this Appendix A. ___________ makes no representation that the quantity of the actually delivered Products shall be the same as the quantity set forth in Article 1.1. of this Appendix A.

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1.3.	In the event that Bitmain publishes any new type of products with less J/T value and suspends the production of the type of the Products as agreed in this Agreement, ___________ shall be entitled to release itself from any future obligation to deliver any subsequent Products by 10-day prior notice to the Purchaser and continue to deliver new types of Products, the total rated hashrate of which shall be no less than such subsequent Products cancelled under this Agreement and the price of which shall be adjusted pro rata in accordance with the J/T value. In the event that the Purchaser explicitly refuses to accept new types of Products, the Purchaser is entitled to request for, and ___________ shall pay the Purchaser, within ten (10) business days of such request, a refund of the remaining balance of the purchase price already paid by the Purchaser together with an interest at 0.0333% per day on such balance for the period from the next day following the payment date of such balance to the date immediately prior to the date of refund. If the Purchaser accepts the new types of Products delivered by Bitmain, ___________shall be obliged to deliver such new types of Products to fulfill its obligations under this Agreement. The Purchaser may request to lower the actual total hashrate of the Products delivered but shall not request to increase the actual total hashrate to the level exceeding the total rated hashrate as set out in this Agreement. After Bitmain publishes new types of Products and if Bitmain has not suspended the production of the types of Products under this Agreement, ___________ shall continue to delivery such agreed types of Products in accordance with this Agreement and the Purchaser shall not terminate this Agreement or refuse to accept the Products on the grounds that Bitmain has published new type(s) of Products.

2.	The payment shall be arranged by the Purchaser as set forth in Appendix B.

3.	Without prejudice to the above, the unit price and the Total Purchase Price of the Product(s) and any amount paid by the Purchaser shall be all denominated in USD. Where the Parties agree that the payments shall be made in cryptocurrencies, the exchange rate between the USD and the cryptocurrency selected shall be determined and calculated as follows: The real time exchange rate between the USD and the cryptocurrency displayed on the Bitmain’s website upon payment shall apply. The exchange rate between the USD and the cryptocurrency shall be fixed according to this provision. In any circumstance, the Purchaser shall not ask for any refund due to the change of exchange rate.

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APPENDIX B

Payments
Due Date	Amount (USD)	Concept
$
$
$
$
$
$
$
$
$
$
$
$
$
$
$
$
$
$

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